Exhibit 10.5

2017 DIRECTOR FEES

(Revised to reflect an increase in the Cash Portion of the Retainers and the Non-Executive Chair Fee)

Retainer Fee:	$247,000/per year Non-Executive Chairman of the Board Cash: $120,000 Other Board Member Cash: $100,000 Deferred Stock Units*: $161,000

Non-Executive Chairman of the Board Fee:	$215,000/per year in Deferred Stock Units

Committee Chair Fee for Compensation, Corporate Governance and Finance Committees:	$20,000/per year

Audit Committee Chair Fee:	$30,000/per year

Audit Committee Member Retainer Fee:	$10,000/per year

Lead Director Retainer Fee:	$25,000/per year

*	Deferred Stock Units are “phantom” units of LNC Common Stock that are credited under the LNC Directors’ Deferred Compensation Plan.

All cash fees may be deferred, at a Director’s election, pursuant to the LNC Directors’ Deferred Compensation Plan.

Meeting fees may be paid in some cases for meetings which exceed the number of annually scheduled meetings ($1,100 per meeting) as determined by the Corporate Governance Committee.

All fees are paid to the directors on a quarterly basis in arrears.